EXHIBIT 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2023 and 2022
and the Quarter and Year Ended December 31, 2022

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2023
Composite Materials	$243.2	$88.8	$46.2	$378.2
Engineered Products	41.3	37.4	0.8	79.5
Total	$284.5	$126.2	$47.0	$457.7
	62%	28%	10%	100%
Fourth Quarter 2022
Composite Materials	221.0	87.6	45.7	$354.3
Engineered Products	35.2	38.9	1.0	75.1
Total	256.2	126.5	46.7	$429.4
	60%	29%	11%	100%

First Quarter 2022
Composite Materials	184.8	76.6	52.4	$313.8
Engineered Products	34.1	41.6	1.1	76.8
Total	218.9	118.2	53.5	$390.6
	56%	30%	14%	100%

Year to date December 31, 2022
Composite Materials	$775.0	$308.3	$196.4	$1,279.7
Engineered Products	136.8	156.9	4.3	298.0
Total	$911.8	$465.2	$200.7	$1,577.7
	58%	29%	13%	100%